Exhibit 1

Westpac Banking Corporation ABN 33 007 457 141

Group Secretariat

Level 25, 60 Martin Place

GPO Box 1

SYDNEY NSW 2000

Telephone: (61 2) 9216 0390

Facsimile: (61 2) 9226 1888

7 February 2003

Mr Sean Ward
Companies Advisor
Australian Stock Exchange Limited
20 Bridge Street
SYDNEY NSW 2000	By facsimile: 9241 7620

Dear Mr Ward

Westpac Banking Corporation - Change of Officers

Further to Westpac’s advice to the ASX yesterday that Richard Willcock has been appointed as Westpac’s new Group Secretary and General Counsel (press release dated 6 February 2003), I confirm that Mr Willcock is also the person responsible for communication with the ASX in relation to listing rule matters (Listing Rule 12.6).

In the event that Mr Willcock is not contactable, the secondary person responsible for communication with the ASX in relation to listing rule matters is myself.  I was also appointed Secretary (replacing Julie Thorburn) on 6 February 2003.

As we discussed yesterday, I would be grateful if you could also arrange for your accounts department to address invoices directly to myself.

Yours sincerely

Michelle Marchhart
Head of Group Secretariat